EXHIBIT 99.1

[LETTERHEAD OF NEXELL THERAPEUTICS INC.]

FOR IMMEDIATE RELEASE

Contact:	Wayne A. Tyo
(949) 470-9011
Nexell Therapeutics Inc.

NEXELL THERAPEUTICS RECEIVES NASDAQ DELISTING NOTICE

IRVINE, Calif.—August 28, 2002—Nexell Therapeutics Inc. (Nasdaq: NEXL) announced that it received a letter dated August 23, 2002 from The Nasdaq Stock Market indicating that the Company fails to comply with the $1.00 minimum bid price and $5,000,000 market value of publicly-held shares requirements for continued listing set forth in Marketplace Rules 4450(a)(5) and 4450(a)(2), and, as a result, the Company’s securities—consisting of its common stock and its publicly-traded warrants (Nasdaq: NEXLW)—will be delisted from The Nasdaq National Market at the opening of business on September 3, 2002. The failure of the common stock to meet the minimum bid price was first announced by the Company on May 23, 2002.

The Company believes it meets the eligibility criteria to have its securities quoted on the OTC Bulletin Board (OTCBB), and the securities may be quoted on the OTCBB following delisting from the Nasdaq National Market. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter securities. Information regarding the OTCBB can be found on the internet at www.otcbb.com.

Nexell Therapeutics Inc.

Located in Irvine, California, Nexell Therapeutics Inc. (Nasdaq: NEXL) is a biotechnology company that was focused on the modification or enhancement of human immune function and blood cell formation utilizing adult hematopoietic (blood-forming) stem cells and other specially prepared cell populations. Nexell was developing proprietary cell-based therapies that address major unmet medical needs, including treatments for genetic blood disorders, autoimmune diseases, and cancer. The Company is currently in the process of winding down operations.

The statement that the Company’s securities may be quoted on the OTC Bulletin Board constitutes a forward-looking statement within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to certain risks and uncertainties over which the Company may have no control, such as the failure of market makers to register to quote the Company’s securities on the OTCBB. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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